Exhibit 5.1

                                  June 21, 2002

Ultralife Batteries, Inc.
2000 Technology Parkway
Newark, New York 14513

      Re: Ultralife Batteries, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

      You have requested our opinion in connection with your Registration Statement on Form S-3, filed pursuant to the Securities Act of 1933, as amended, with the Securities and Exchange Commission (the "Registration Statement"), with respect to the resale of an aggregate of 801,333 authorized and issued shares of the Common Stock, par value $.10 per share (the "Common Stock"), of Ultralife Batteries, Inc. (the "Corporation"), which may be sold by certain stockholders of the Corporation, and 200,000 shares of Common Stock to be issued upon the automatic conversion of a certain $600,000 Senior Convertible Subordinated Debenture issued by the Company (the "Debenture").

      We have examined the following corporate records and proceedings of the Corporation in connection with the preparation of this opinion: its Certificate of Incorporation; its By-laws as currently in force and effect; its Minute Books, containing minutes and records of other proceedings of its stockholders and its Board of Directors, from the date of incorporation to the date hereof; the Registration Statement; applicable provisions of the laws of the State of Delaware; and such other documents and matters as we have deemed necessary.

      In rendering this opinion, we have made such examination of laws as we have deemed relevant for the purposes hereof. As to various questions of fact material to this opinion, we have relied upon representations and/or certificates of officers of the Corporation, certificates and documents issued by public officials and authorities, and information received from searchers of public records. Based upon and in reliance on the foregoing, we are of the opinion that:

            1. The Corporation has been duly incorporated and is validly existing under the laws of the State of Delaware.

            2. The Corporation had the authority to issue an aggregate of 801,333 shares of Common Stock and to authorize the issuance of an aggregate 200,000 shares of Common Stock upon conversion of the Debenture.

            3. The 801,333 shares of Common Stock issued by the Corporation and registered pursuant to the Registration Statement are legally and validly issued, and fully paid and non-assessable, the Debenture has been legally and validly issued, and, upon issuance in accordance with the terms and provisions of the Debenture, the shares of Common Stock

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                           HARTER SECREST & EMERY LLP
                              ---------------------
                            ATTORNEYS AND COUNSELORS

Ultralife Batteries, Inc.
June 21, 2002
Page 2

      issued upon conversion of the Debenture will be legally and validly issued, and will be fully paid and non-assessable.

      We hereby consent to be named in the Registration Statement as attorneys passing upon legal matters in connection with the registration of the 1,001,333 shares of Common Stock covered thereby, and we hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.


                                             Very truly yours,

                                             /s/ Harter, Secrest & Emery LLP